EXHIBIT 10.21

                                PHOTOMASK SUPPLY
                        AND STRATEGIC ALLIANCE AGREEMENT

                                  BY AND AMONG

                         ALIGN-RITE INTERNATIONAL, INC.,

                                ALIGN-RITE, INC.

                                       AND

                               HARRIS CORPORATION

                               DATED JULY 2, 1999

                                TABLE OF CONTENTS

                                                                          Page

      ARTICLE 1     Definitions..............................................1

      ARTICLE 2     Supply of Products.......................................3

      ARTICLE 3     Product Quality, Delivery, Service and Pricing...........4

      ARTICLE 4     New and Derivative Products..............................7

      ARTICLE 5     Product Orders...........................................8

      ARTICLE 6     Manufacture..............................................9

      ARTICLE 7     Delivery and Payment....................................10

      ARTICLE 8     Strategic Alliance, Consultation and Cooperation
                    Arrangements ...........................................10

      ARTICLE 9     Termination Rights And Obligations Upon Termination.....11

      ARTICLE 10    Warranties..............................................12

      ARTICLE 11    Dispute Resolution and Arbitration......................13

      ARTICLE 12    Confidentiality.........................................15

      ARTICLE 13    General.................................................15

                    13.1  Independent Contractors...........................15

                    13.2  Amendments; Waivers...............................15

                    13.3  Schedules; Exhibits; Integration..................15

                    13.4  Force Majeure.....................................16

                    13.5  Assignment........................................16

      ARTICLE 14    Notices.................................................16

                PHOTOMASK SUPPLY AND STRATEGIC ALLIANCE AGREEMENT

            This Supply Agreement is entered into as of July 2, 1999, (the "Effective Date") by and among Align-Rite International, Inc., a California corporation ("Align-Rite"), and Align-Rite, Inc., a Florida corporation ("Sub"), on the one hand, and Harris Corporation, a Delaware corporation ("Harris"), on the other acting through its Semiconductor Business.

                                    RECITALS

            WHEREAS, Sub has purchased the Photomask business unit of Harris (the "Photomask Business Unit") on the date hereof pursuant to the terms of that certain Asset Purchase Agreement, dated as of even date, by and among Align-Rite and Sub, on the one hand, and Harris on the other (the "Asset Purchase Agreement").

            WHEREAS, the parties hereto have agreed that Align-Rite will manufacture and supply to Harris, and Harris will purchase exclusively from Align-Rite, 100% of Harris' Photomask requirements in accordance with the terms of this Agreement for a period of 10 years from the Effective Date (the "Term").

            WHEREAS, Harris shall use its commercially reasonable efforts to promote Align-Rite's Photomask products and services to (i) the merchant customers of the Photomask Business Unit, (ii) Harris' joint venture partners,
(iii) the semiconductor foundry businesses utilized by Harris which will or are envisioned to require the purchase of Photomask (as defined below) products and services, and (iv) other companies and foundries within the influence or under the control of Harris, in each case in accordance with the terms of this Agreement.

            WHEREAS, Align-Rite shall strive to be the industry leader in quality, delivery, service and price, and provide the benefit of such world class operation to Harris.

            NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth below, the parties mutually agree as follows:

                                    AGREEMENT

                                    ARTICLE 1
                                   Definitions

            In this Agreement, unless the context otherwise requires, the following expressions shall have the following meanings:

            "Affiliates" shall mean (a) any company owned or controlled to the extent of at least fifty percent (50%) of its issued and voting capital by a party to this Agreement and any other company so owned or controlled (directly or indirectly) by any such company or the owner of any such company, or (b) any partnership, joint venture or other entity directly or indirectly controlled by, controlling, or under common control of, to the extent of fifty percent (50%) or more of voting power (or otherwise having power to control its general activities), a party to this Agreement, but in each case only for so long as such ownership or control shall continue;

            "Align-Rite" means Align-Rite International Inc., a California corporation, and each of its subsidiaries from time to time;

            "Business Assets" means those assets previously owned and used by Harris to manufacture Photomasks which were purchased by Align-Rite pursuant to the Asset Purchase Agreement, including equipment, materials, know-how, work in progress, related inventory and goodwill used by and associated with the Photomask business unit of Harris;

            "Cosmetic Defects" means particles, scratches, stains and/or imperfections in or on the photomask quartz or glass substrate which are outside the active patterned area on the photomask quartz or glass substrate which the customer uses to transfer the circuit patterns onto the silicon wafer;

            "Derivative Products" means any Photomask product built on a substrate, then currently being produced by Align-Rite for other customers, which is required by Harris from time to time, which is not currently on the Product and Services Pricing Schedule, or which is either a tightening of specifications or a relaxing of specifications of an existing Product.

            "Facility Lease" means the lease of the Premises entered into among Sub and Hams on the date hereof;

            "Force Majeure" means, in relation to any party, circumstances beyond the reasonable control of that party including, without limitation, acts of God, acts of any governmental or super-national authority, war or national emergency, riots, civil commotion, fire, explosion, flood, epidemic, lock-outs (whether or not by that party), strikes and other industrial disputes (in each case, whether or not relating to that party's work force);

            "Mask Order" means a written order from an authorized originator employed by Harris specifying the Product(s) required, applicable
Specification(s), amount of Product(s), date(s) required and delivery instructions (i.e. standard or expedited);

            "New Products" means any Photomask product, other than a Product or Derivative Product, built on a substrate, required by Harris from time to time, which is not currently being produced by Align-Rite for other customers, is not currently on the Product and Services Pricing Schedule, and which is neither a tightening of specifications nor a relaxing of specifications of an existing Product.;

            "Photomask Business Unit" has the meaning set forth in the recitals.

            "Photomasks" means precision photographic quartz or glass plates containing microscopic images of integrated circuits for use as master images to transfer circuit patterns onto semiconductor wafers during the fabrication of integrated circuits and other semiconductor products;

            "Premises" means the real property located within the complex of buildings known as the Semiconductor Sector located at 2401 Palm Bay Road, N.E., Palm Bay, Florida 32905 and known as Building 60 and a portion of Building 56 used in the Photomask Business Unit, which are the subject of the Facility Lease entered into among Sub and Harris on the date hereof;

            "Product Period" means a continuous twelve month period, the first such period ending on June 30, 2000.

            "Products" means the Photomask products and services listed on the Product and Services Pricing Schedule, as amended from time to time, or any other Photomask Product or services purchased from Align-Rite by Harris;

            "Product and Services Pricing Schedule" means a schedule listing the Product and related services, together with the relevant Specification thereof and applicable price based on anticipated demand for the Products, which schedule shall be modified in accordance with Article 3 hereof (the first such schedule being in the form set out in Schedule 1);

            "Quarter" means a continuous calendar period of three months, the first such period ending on September 30, 1999;

            "Specification" means, in respect of any Product, the specification agreed in writing between Harris and Align-Rite from time to time. A schedule for the initial Specifications for Products, effective as of July 2, 1999, is noted in and/or attached to Schedule 1;

            "Standard Delivery" has the meaning specified in Section 5.5; and

            "Term" shall mean the ten-year term of this Agreement

                                   ARTICLE 2
                               Supply of Products

      2.1 The parties hereby agree that, during the Term of the Agreement, Harris shall satisfy 100% of its and its Affiliates' requirements for Photomasks, or any other product with similar functional characteristics, solely through its purchase of Products, Derivative Products and New Products from Align-Rite; provided, however, that (i) Align-Rite manufactures and supplies such Products, Derivative Products and New Products in accordance with the competitive standards for quality, delivery, price and service as set forth in
Article 3, and (ii) such Products, Derivative Products and New Products are within the capabilities of the Photomask technologies then utilized by Align-Rite.

      2.2 Harris hereby confirms its intent to order and purchase during the first three Product Periods, solely on its behalf or on behalf of its Affiliates approximately Fifteen Million Dollars ($15,000,000) in aggregate of Products, Derivative Products and New Products from Align-Rite at the Product prices set forth on the Product and Services Pricing Schedule, as such Product and Services Pricing Schedule is amended pursuant hereto.

      2.3 Harris may purchase Photomasks from semiconductor foundry companies or the Photomasks suppliers designated by such foundries, pursuant to its agreements to facilitate the manufacturing of certain Harris integrated circuit products at such foundries, but such Photomask purchases shall not decrease the purchase requirements of Harris from Align-Rite hereunder or Harris' obligations pursuant to Article 8.

                                   ARTICLE 3
                 Product Quality, Delivery, Service and Pricing

      3.1 Align-Rite shall be deemed to have satisfied the standards for quality referred to in Section 2.1(i) herein by maintaining a 1% or less product return rate during the first Product Period for non-compliance with Specifications, excluding Cosmetic Defects which will be handled as a separate issue, as set forth in applicable Mask Orders.

      3.2 Align-Rite shall be deemed to have satisfied the standards for delivery referred to in Section 2.1(i) herein by maintaining no less than a 90% performance to schedule rating during the first Product Period with respect to the products delivered pursuant to Section 5.5 herein.

      3.3 Pricing.

            3.3.1 Align-Rite shall be deemed to have satisfied the standards for price referred to in Section 2.1(i) herein by satisfying the provisions set forth in this Section 3.3.1. The parties agree that for the first Product Period the price per unit for each Product shall be, so long as Harris and Align-Rite are in compliance with
            Article 2 hereof, as set forth in the Product and Services Pricing Schedule. Within 30 days prior to the end of each Product Period, Align-Rite and Harris shall agree to adjust the Product and Services Pricing Schedule in effect at such time to provide that such new product prices for the ensuing Product Period shall be 100% or less of the then current lowest Photomask prices provided by Align-Rite to its best top twelve customers (excluding ASM Lithography The Netherlands and Temic/Atmel-Europe) with comparable product specifications, annual mask purchases, unit volume levels and cycletime requirements (provided, however, that with respect to the E-Beam, 725_1XPA Quartz 7.25 x .150 Photomask Product, the purchase price for such product during the second Product Period shall not increase by more than 10% from the purchase price for such product as set forth in the Product and Services Pricing Schedule and at no time during the Term of this Agreement shall the purchase price for such product be greater than the prices provided to Align-Rite's best top twelve customers (excluding ASM Lithography The Netherlands and Temic/Atmel-Europe) with comparable product specifications, annual mask purchases, unit volume levels and cycletime requirements) so long as (i) Harris and Align-Rite are in compliance with Article 2 hereof, and (ii) the aggregate product volume required by Harris meets a minimum targeted amount to be mutually agreed upon by the parties during the fourth through the tenth Product Periods. For the sole purpose of providing Hams with an opportunity to confirm Align-Rite's compliance with this Section
            3.3.1 during the last two months of each Product Period, Align-Rite shall, at a frequency of no more than once per Product Period (commencing after the ten month of the first Product Period) and upon thirty days written notice from Harris and at Harris' cost, provide Harris' nominated accounting firm, which shall be an accounting firm of national reputation, or reputable semiconductor industry consultant, with access to and copies of all invoices, records and other documents which relate to the Products and Services Pricing for comparable products and services provided by Align-Rite to its best top twelve customers (excluding ASM Lithography The Netherlands and Temic/Atmel-Europe). Harris' nominated accounting firm or reputable semiconductor industry consultant shall be bound by Article 12 hereof as if such nominated accounting firm or reputable semiconductor industry consultant is a party hereto.

            3.3.2 Beginning with the commencement of the second Product Period and for each subsequent Product Period thereafter during the Term of this Agreement, Align-Rite shall provide Harris with the following volume discounts on Harris' purchases of Products, Derivative Products and New Products aggregating in excess of $5 million in a single Product Period:

                    ---------------------------------------
                      Amounts in Excess of     Amount of
                           $5 million          Discount
                    ---------------------------------------
                    $1 - $ 999,999               5.0%
                    ---------------------------------------
                    $1,000,000 - $1,999,999      7.5%
                    ---------------------------------------
                    Amounts in excess of         10.0%
                    $2,000,000
                    ---------------------------------------

            Any such discounts shall be calculated by Align-Rite and confirmed by Harris at the end of each applicable Product Period and shall be paid by Align-Rite to Harris within thirty (30) days of the end of such Product Period.

            3.3.3 During the first eighteen months of the Term, Align-Rite shall provide Harris with a 20% discount to the then current foundry Photomask prices with respect to Photomasks manufactured by Align-Rite for use at Harris' semiconductor foundry companies or the Photomask suppliers designated by such foundries. For purposes of this Section 3.3.3, current foundry Photomask prices shall be determined by Align-Rite's nominated accounting firm, which shall be of national reputation or reputable semiconductor consultant, through a review of Harris' purchase orders, records and other documents which relate to such foundry Photomask products for comparable product specifications, annual mask purchases, unit volume levels and cycletime requirements. Following such eighteen-month period, the products supplied by Align-Rite under this Section 3.3.3 shall be added to the Product and Services Pricing Schedule and shall be treated as a "Product" for purposes of this Agreement.

            3.3.4 The price of the Products as set out in the Product and Services Pricing Schedule is, and shall be, exclusive, of(i) any costs of transport and insurance of the Products; and (ii) any value added tax or other applicable sales tax or duty which may be chargeable in respect of the manufacture and supply of the Products.

      3.4 Align-Rite shall be deemed to have satisfied the standards for service referred to in Section 2.1(i) herein during the first Product Period by satisfying the provisions set forth in this Section 3.4. The parties agree that at the commencement of the second Product Period, the parties will agree to a set of written, reasonable, competitive, mutually agreeable, measurable and quantifiable service goals.

      3.5 Within thirty (30) days of the end of each Product Period during the Term of this Agreement, an executive representative of each of Align-Rite and Harris shall agree to a set of written, reasonable, competitive, mutually agreeable, measurable and quantifiable goals with respect to product quality, delivery and service for the ensuing Product Period. A status report on Align-Rite's performance to goals shall be provided to Harris on a quarterly basis. Align-Rite shall be deemed to have satisfied the standards for product quality, delivery and service hereunder for such applicable Product Period by materially satisfying such goals.

      3.6 If, during the Term of the Agreement, Align-Rite does not satisfy the provisions of Sections 3.1, 3.2, 3.3 and/or 3.4, Harris shall be entitled to give written notice to Align-Rite within thirty (30) days of the relevant event(s) specifying the details of such noncompliance and Align-Rite shall have fifteen (15) calendar days following receipt of such notice to present Harris with a plan and/or set of procedures to remedy such noncompliance. Such planned remedies and/or procedures shall meet with Harris' satisfaction and Harris' satisfaction shall not be unreasonably withheld. Such planned remedies and/or procedures shall be completed within a subsequent forty five (45) calendar day period. During the period of sixty (60) days or less following receipt by Align-Rite of such noncompliance notice from Harris describing the points of noncompliance, Harris shall have the right on an as necessary basis to procure only such applicable Photomask products and services from third parties as it deems necessary to support its semiconductor manufacturing activities which are limited to the Products and or services covered in the notice of noncompliance. Harris agrees to resume satisfying 100% of its and its Affiliates requirements for Photomasks pursuant to Section 2.1 immediately upon Align-Rite's completing its plan and/or set of procedures to Harris' reasonable satisfaction and such reasonable satisfaction shall not be unreasonably withheld to remedy such noncompliance. In the event that Align-Rite fails to remedy any and all such noncompliance(s) during the sixty (60) day period from the date of notice of such noncompliance by Harris then Harris shall have the right to procure from third parties only such applicable non-compliant Photomask products or services as the case may be on a continuous basis for the remainder of the Term of this Agreement or until such time as Align-Rite may provide a written request that Harris requalify Align-Rite for the supply of the applicable product(s) or service(s) with such requalification not to be unreasonably delayed. Following such requalification, Harris shall again be bound by Section 2.1.

                                   ARTICLE 4
                           New and Derivative Products

      4.1 In the event Harris anticipates a requirement for a Derivative Product, it shall (i) notify Align-Rite as soon as practicable, (ii) provide Align-Rite with the Specification for such Derivative Product together with an estimate of its anticipated annual demand for such Derivative Product, and (iii) request Align-Rite to provide a quotation for the manufacture and supply of such Derivative Product.

      4.2 Align-Rite shall provide a quotation for the Derivative Product at an amount equal to 100% or less of the then current lowest Photomask prices provided by Align-Rite to its best top twelve customers (excluding ASM Lithography The Netherlands and Temic/Atmel-Europe) for comparable volume levels and product specifications, and subject to verification as provided in Section 3.3, Hams shall place its orders for such Derivative Product.

      4.3 Upon acceptance of the quotation by Harris and the placing of the first order for any Derivative Product, such Derivative Product and the unit price shall be added to the Product and Services Pricing Schedule and the Derivative Product shall be treated as a "Product" for the purposes of this Agreement.

      4.4 In the event Harris anticipates a requirement for a New Product, it shall (i) notify Align-Rite as soon as practicable, (ii) provide Align-Rite with the specification for the New Product together with an estimate of its anticipated annual demand for such New Product, and (iii) request Align-Rite provide a quotation for the manufacture and supply of such New Product.

      4.5 Upon acceptance of the quotation by Harris and the placing of the first order for any New Product, such New Product and the unit price shall be added to the Product and Services Pricing Schedule and the New Product shall be treated as a "Product" for the purposes of this Agreement.

      4.6 In the event Harris does not accept the quotation given by Align-Rite, it shall be entitled to obtain bona fide quotes from at least two nationally recognized, third party manufacturers of Photomasks for the manufacture and supply of the New Product and the provisions of Section 4.7 shall apply.

      4.7 In the event that the average of the quotations received by Harris pursuant to Section 4.6 results in a price for a New Product which is less than the price quoted for such New

Product by Align-Rite. If Align-Rite reduces its quotation to the lower of the quotations received by Harris for said New Product, then the provisions of
Section 4.5 shall apply.

      4.8 Harris shall provide Align-Rite's accounting firm with access to, and copies of, all quotations obtained pursuant to Section 4.6 (and relevant supporting documents) for verification in the same manner as Harris verification under Section 3.3.

                                   ARTICLE 5
                                 Product Orders

      5.1 Harris shall, no later than five (5) days before the beginning of each month, give Align-Rite written notice of its anticipated requirements for Products for the forthcoming month.

      5.2 In order to facilitate the purchase of Products, all applicable Business Units of Harris which require Photomask Products shall issue to Align-Rite upon the execution of this Agreement, a blanket purchase order regarding its anticipated Photomask requirements for the first Product Period. At the end of the first Product Period new blanket purchase orders will be issued for each succeeding Product Period.

      5.3 All applicable Photomask Business Units of Harris which require Photomask Products shall issue Mask Orders for Products in writing.

      5.4 Align-Rite shall provide Harris with expedited Product services at an additional charge, which shall be in addition to the Product prices set forth in the Product and Services Pricing Schedule, and shall be payable by Harris in accordance with Section 7.3. Such additional charge shall be calculated as follows: (i) for 24-hour Product delivery cycletime, Harris shall pay Align-Rite an additional amount equal to 65% of the Product prices set forth in the Product and Services Pricing Schedule, as such Product and Services Pricing Schedule is amended pursuant to Section 3.1, and (ii) for 48-hour Product delivery cycletime, Harris shall pay Align-Rite an additional amount equal to 32.5% of the Product prices set forth in the Product and Services Pricing Schedule, as such Product and Services Pricing Schedule is amended pursuant to Section 3.1; provided, however, that during the first Product Period of the Agreement, Align-Rite shall provide Harris with such expedited product services at no additional charge to Harris for up to an aggregate amount not to exceed $28,354 per month, which monthly amount shall be calculated using the formulae set forth in items (i) and (ii) above.

      5.5 Unless Harris requests expedited Product delivery service pursuant to
Section 5.4, Align-Rite shall provide its standard delivery ("Standard Delivery") service pursuant to which it shall ship the first 2 Photomask levels within three working days from receipt of the Mask Order and relevant data, excluding the period from the time Align-Rite sends the completed array of patterns to appear on the applicable Photomask product to the appropriate Harris engineer until approval from said appropriate Harris engineer is received by Align-Rite, and ship the remaining sequential Photomask levels at a rate of one Photomask level per successive working day thereafter.

      5.6 During the Term, Align-Rite shall use the Business Assets to provide Harris' purchase orders and/or Mask Orders first priority among the other mask orders received by Align-Rite from third parties so long as Harris is in compliance with Article 2 hereof. In the event Align-Rite is unable to satisfy Harris' purchase orders and/or Mask Orders using the Business Assets, Align-Rite shall use commercially reasonable efforts to utilize such other Photomask manufacturing facilities as are then owned by Align-Rite to satisfy the purchase orders and/or Mask Orders in accordance with Standard Delivery or expedited delivery, if applicable, or as otherwise may be agreed between the parties in writing from time to time. If the purchase orders and/or Mask Orders for Products exceed the output capacity of the Business Assets and the other Photomask manufacturing facilities as are then owned by Align-Rite, Align-Rite shall, as soon as practicable, notify Harris, and Align-Rite shall have the right to contract with such third party Photomask manufacturers for a period of time as agreed between the parties, until Align-Rite establishes the requisite capacity.

      5.7 During the Term, Align-Rite shall, as it deems appropriate, make the capital expenditures at its own expense necessary to accommodate the manufacture of all Photomask products required by Harris or its subsidiaries.

      5.8 Cancellations and Schedule Changes.

            5.8.1 Harris may cancel without charge any purchase order and/or Mask Order or portion thereof for a Product at any time prior to the date on which Align-Rite has started manufacturing such Product.

            5.8.2 In the event Harris cancels a purchase order and/or Mask Order for a Product after Align-Rite has purchased custom raw materials for such Product, but before Align-Rite has started manufacturing such Product, Harris shall reimburse Align-Rite for the cost of such custom raw materials.

            5.8.3 In the event Harris cancels a purchase order and/or Mask Order for a Product after Align-Rite has started manufacturing the Product, Harris shall pay one hundred percent (100%) of the price of such Product. Payment of amounts due under this Section shall be made within thirty (30) days of the date of each invoice.

                                   ARTICLE 6
                                   Manufacture

      6.1 Each Product sold by Align-Rite to Harris pursuant to this Agreement shall conform in all respects to its Specification as set forth on the applicable purchase order and/or Mask Order.

      6.2 Align-Rite and Harris shall consult with one another annually (or more frequently if appropriate or desirable) during the Term in order to ensure that the Specifications of the Products are mutually acceptable to both parties. Align-Rite shall agree to any reasonable change to a Specification requested by Harris provided that such change is capable of being made by Align-Rite and that the price of the Product in question is increased or decreased to cover any increased or decreased cost of manufacture.

                                   ARTICLE 7
                              Delivery and Payment

      7.1 Align-Rite shall use commercially reasonable efforts to fulfill Mask Orders received from Harris for the Products on the date specified in the purchase order and/or Mask Order and shall give Harris as much advance notice as reasonably possible if despite its commercially reasonable efforts it is unable for any reason to fulfill any purchase order and/or Mask Order on the specified date.

      7.2 Align-Rite shall deliver the Products to the designated ship address set forth on each purchase order and/or Mask Order, FOB/CIP Align-Rite's manufacturing sites located in the United States. Harris shall be responsible for all shipping and other costs of delivery from the manufacturing sites located in the United States. Align-Rite shall retain a security interest and right of possession in the Products and Harris hereby grants such security interest therein to Align-Rite until Harris makes full payment. Title and risk of loss or damage to Products shall pass to Harris at the FOB/CIP point.

      7.3 Harris shall pay for the Products which are supplied under this Agreement in full within thirty (30) days of the date of the applicable invoice.

                                   ARTICLE 8
          Strategic Alliance, Consultation and Cooperation Arrangements

      8.1 During the Term, Harris and Align-Rite shall make their respective representatives available once every Quarter in order for:

            8.1.1 Harris to advise Align-Rite of its Product development programs and its anticipated needs for Products and New Products;

            8.1.2 Align-Rite to inform Harris of its capacity and technological capabilities relating to Photomask products and services offered by it from time to time; and

            8.1.3 Harris to review Align-Rite's performance in supplying Harris' Product requirements.

      8.2 During the Term, Harris shall use its commercially reasonable efforts to maintain for Align-Rite the good will of the business of the Photomask Business Unit at the Closing Date (including, without limitation, merchant Photomask customers, suppliers and other parties having relationships with the Photomask Business Unit).

      8.3 During the Term, Harris agrees at Align-Rite's expense as set forth in the Site Services Agreement to cooperate and to provide such assistance as Align-Rite may require from time to time in maintaining the Photomask Business Unit's current ability to manufacture Products which meet Department of Defense ("DOD") Secret and Top Secret status, provided such cooperation and assistance is permitted under DOD and NSA regulations and is acceptable to DOD and NSA. Harris shall allow Align-Rite the use of Harris' Classified Material Control Center (CMCC) for processing, storing and shipping classified material pursuant to DD254 requirements, if such use is permissible under DOC and NSA regulations.

      8.4 During the Term of the Agreement, Harris shall use its commercially reasonable efforts to promote Align-Rite's Photomask products and services to
(i) the merchant customers of the Photomask Business Unit, (ii) Harris' joint venture partners, (iii) the semiconductor foundry businesses utilized by Harris which will or are envisioned to require the purchase of Photomask products and services, and (iv) other companies and foundries within the influence or under the control of Harris, in each case in accordance with the terms of this Agreement.

                                   ARTICLE 9
                             Termination Rights And
                          Obligations Upon Termination

      9.1 Unless otherwise terminated pursuant to the provisions of this Article 9, this Agreement shall continue in effect for the Term. The Term may be extended on terms mutually acceptable to the parties.

      9.2 This Agreement may be terminated at any time before the end of the Term as follows and in no other manner:

            9.2.1 By mutual agreement in writing by Align-Rite and Harris;

            9.2.2 By Align-Rite upon Harris' failure to pay when due any amounts required to be paid to Align-Rite after reasonable notice under this Agreement;

            9.2.3 By Harris upon the entry of any order for relief under any provision of any applicable bankruptcy code in any bankruptcy proceedings initiated by or against Align-Rite or the presentation of a petition or convening of a meeting for the purpose of winding up Align-Rite's business, or entering into liquidation whether compulsory or voluntarily, or compounding with its creditors generally, or the appointment of a receiver of any part of all of either party's assets, or either party taking or suffering any similar action in consequence of debt;

            9.2.4 By Align-Rite upon the entry of any order for relief under any provision of any applicable bankruptcy code in any bankruptcy proceedings initiated by or against Harris or the presentation of a petition or convening of a meeting for the purpose of winding up Harris' business, or entering into liquidation whether compulsory or voluntarily, or compounding with its creditors generally, or the appointment of a receiver of any part of all of either party's assets, or either party taking or suffering any similar action in consequence of debt;

            9.2.5 By Harris upon Align-Rite's material breach of any of the terms or conditions of this Agreement after written notice thereof and a failure by Align-Rite to then cure such breach within thirty
            (30) days except as otherwise provided in Section 3.6; and

            9.2.6 By Align-Rite upon Harris' material breach of any of the terms or conditions of this Agreement after written notice thereof and a failure by Harris to then cure such breach within thirty (30) days.

      9.3 In addition to any other remedies available to Align-Rite, in the event Align-Rite terminates the Agreement, it shall have the following rights:
(i) if the Product has been delivered, Align-Rite may recover, together with any incidental damages, any unpaid portion of the purchase price of the Product; and
(ii) if the Product has not been delivered, Align-Rite may withhold delivery of such Product.

      9.4 The failure of either party to enforce any provision of this Agreement shall not be deemed a waiver of such provision.

                                   ARTICLE 10
                                   Warranties

      10.1 Harris shall as soon as practicable, and in any event within thirty
(30) working days of the delivery of a Product at its premises, notify Align-Rite in writing of any noncompliance with applicable Specifications.

      10.2 If Harris fails to give notice in accordance with Section 10.1, then except in respect of any noncompliance with applicable Specifications which is such that it would not be apparent upon a reasonable visual inspection, the Product in question shall be conclusively presumed to be in all respects in accordance with its Specification, and Harris shall be deemed to have accepted the quality of such Product, and Align-Rite shall have no liability to Harris with respect to that Product and the warranties made in Section 10.4 shall not apply thereafter.

      10.3 If Harris rejects any delivery of a Product which it believes is not in accordance with its Specification, then Align-Rite shall as soon as practicable and in any event within five (5) working days of being requested to do so by Harris supply a replacement Product which is in accordance with its Specifications or shall notify Harris that it is unable to do so whereupon Harris shall be entitled to obtain such replacement Product from a third party.

      10.4 Align-Rite warrants that Products delivered hereunder shall be free and clear of liens and encumbrances arising from actions or inactions of Align-Rite and shall have been manufactured to the applicable Harris Specification. This warranty shall terminate in accordance with Section 10.2 or for any noncompliance which is not apparent upon reasonable visual inspection upon expiration of 135 calendar days following receipt by Harris or its designee of a shipment. In the event a problem occurs or is discovered after receipt by Harris, Align-Rite and Harris agree to discuss and resolve such problem in good faith.

      10.5 The liability of Align-Rite hereunder is solely and exclusively limited to replacement, or repair, or credit of the purchase price, at Harris' option, for any Product which is returned by Harris during the applicable warranty period and which is found by Harris to be subject to adjustment under this warranty.

      10.6 THIS WARRANTY EXTENDS TO HARRIS ONLY. THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE. THIS WARRANTY DOES NOT APPLY TO DEFECTS ARISING AS A RESULT OF HARRIS' DESIGN OR FORMULA. IN NO EVENT SHALL ALIGN-RITE BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES DUE TO BREACH OF THIS WARRANTY. HARRIS' SOLE REMEDY FOR ANY BREACH SHALL BE LIMITED TO THE REMEDIES SET FORTH IN SECTION 10.5.

                                   ARTICLE 11
                       Dispute Resolution and Arbitration

      11.1 In the event that any dispute arises among the parties pertaining to the subject matter of this Agreement, and the parties, through Align-Rite's senior management and Harris' senior management are unable to resolve such dispute within a reasonable time through negotiations and mediation efforts by senior executives of both parties, such dispute shall be resolved as set forth in this Article.

            11.1.1 The following procedures may be initiated by written notice ("Dispute Notice") given by one party ("Claimant") to the other, but not before thirty (30) days have passed during which the parties have been unable to reach a resolution as described above. The Dispute Notice shall be accompanied by (i) a statement of the Claimant describing the dispute in reasonable detail and (ii) documentation, if any, supporting the Claimant's position on the dispute. Within twenty (20) days after the other party's ("Respondent") receipt of the Dispute Notice and accompanying materials, the parties shall submit the dispute to mediation in the Orlando, Florida area under the rules of the American Arbitration Association. All negotiations and mediation procedures pursuant to this paragraph 11.1.1 shall be confidential and treated as compromise and settlement negotiations and shall not be admissible in any arbitration or other proceeding.

            11.1.2 If the dispute is not resolved as provided in Section 11.1.1 within sixty (60) days after the Respondent's receipt of the Dispute Notice, the dispute shall be resolved by binding arbitration. Within the sixty-day period referred to in the immediately preceding sentence, the parties shall agree on a single arbitrator to resolve the dispute. If the parties fail to agree on the designation of an arbitrator within said sixty-day period, the American Arbitration Association in the Orlando, Florida area shall be requested to designate the single arbitrator. If the arbitrator becomes disabled, resigns or is otherwise unable to discharge the arbitrator's duties, the arbitrator's successor shall be appointed in the same manner as the arbitrator was appointed.

            11.1.3 Except as otherwise provided in this Article, the arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association, which shall be governed by the United States Arbitration Act.

            11.1.4 Any resolution reached through mediation and any award arising out of arbitration (i) shall be binding and conclusive upon the parties; (ii) shall be limited to a holding for or against a party, and affording such monetary remedy as is deemed equitable, just and within the scope of this Agreement; (iii) may not include special, incidental, consequential or punitive damages; (iv) may in appropriate circumstances include injunctive relief and (v) may be entered in court in accordance with the United States Arbitration Act.

            11.1.5 Arbitration shall not be deemed a waiver of any right of termination under this Agreement, and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the parties prior to termination in accordance with this Agreement.

            11.1.6 The arbitrator may not limit, expand or otherwise modify the terms of this Agreement.

            11.1.7 The laws of the State of Florida shall apply to any mediation, arbitration, or litigation arising under this Agreement.

            11.1.8 Each party shall bear its own expenses incurred in any mediation, arbitration or litigation, but any expenses related to the compensation and the costs of any mediator or arbitrator shall be borne equally by the parties to the dispute.

            11.1.9 A request by a party to a court for interim measures necessary to preserve a party's rights and remedies for resolution pursuant to this Article shall not be deemed a waiver of the obligation to mediate or of the agreement to arbitrate.

            11.1.10 The parties, their representatives, other participants and the mediator or arbitrator shall hold the existence, content and result of mediation or arbitration in confidence.

                                   ARTICLE 12
                                Confidentiality

      12.1 During the course of this Agreement each party may obtain possession of information belonging to the other parties which contains confidential or secret information (e.g. inventions, know-how, trade secrets, future product plans). As far as such information is disclosed by one party to the other party it shall be clearly labeled "Confidential" or the like.

      12.2 The party which obtains possession of such confidential information shall maintain all such information in confidence and shall not disclose it to a third party without the prior written consent of the other party. These non-disclosure obligations shall terminate ten (10) years after receipt of such information.

      12.3 These non-disclosure obligations shall not apply with respect to any information which: (i) now or hereafter, through no act or failure to act on the part of the obtaining party, becomes generally known or available; (ii) is known by the party at the time of obtaining it from the other party; (iii) is furnished to third parties by the party without restriction on disclosure; (iv) is independently developed by the obtaining party; or (v) is furnished to the obtaining party by a third party as a matter of right and without restriction on disclosure. The obligations of this Article 12 shall survive the expiration or any termination of this Agreement.

                                   ARTICLE 13
                                     General

      13.1 Independent Contractors. Both parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute Align-Rite and Harris as partners, agents or joint venturers with respect to this Agreement. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

      13.2 Amendments; Waivers. This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of the parties to the Agreement. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

      13.3 Schedules; Exhibits; Integration. Each Schedule and Exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although Schedules need not be attached to each copy of this Agreement. This Agreement, together with such Schedules and Exhibits, and the Asset Purchase Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith, including, but not limited to, the letter of intent dated April, 20, 1999, between Harris and Align-Rite.

      13.4 Force Majeure. No party to this Agreement shall be deemed to be in breach of this Agreement or otherwise liable to any other party in any manner whatsoever for any failure or delay in performing its obligations under this Agreement due to Force Majeure. If a party's performance of its obligations under this Agreement is affected by Force Majeure, then: (i) it shall give written notice to the other parties, specifying the nature and extent of the Force Majeure, as soon as reasonably practicable on becoming aware of the Force Majeure and will at all times use its reasonable endeavors to mitigate the severity of the Force Majeure; (ii) the date for performance of such obligation shall be deemed suspended only for a period equal to the delay caused by such event; and (iii) it shall not be entitled to payment from the other party in respect of extra costs and expenses incurred by virtue of the Force Majeure event.

      13.5 Assignment. Neither Align-Rite nor Harris may assign this Agreement without the prior written consent of the other, except that Align-Rite may assign its rights hereunder to any wholly-owned subsidiary or Affiliate of Align-Rite or to any post-Closing purchaser(s) of all of the capital stock of Align-Rite or of substantially all of its assets, and except that Harris may assign its rights hereunder to any wholly-owned subsidiary or Affiliate of Harris or to any post-Closing purchaser(s) of substantially all of the Semiconductor Business Unit of Harris. Notwithstanding the above, Harris covenants and agrees that in the event it sells all or substantially all of its assets related to its semiconductor business (including, but not limited to, its June 3, 1999 announced sale of its semiconductor business to a subsidiary of Sterling Holding Company, Citicorp Venture Capital investment portfolio company), it shall require as a condition of completion of such transaction that the purchaser of such assets, as well as any successors of any such purchaser, enters into an express assumption of this Agreement, as if such purchaser or such successor were the original party to this Agreement, and the form of any such assumption agreements shall be reasonably acceptable to Align-Rite. In the event of any such assignments, Harris shall be deemed to have guaranteed the performance of such purchaser's or successor's obligations hereunder and be responsible therefor. Align-Rite covenants and agrees that in the event it sells all or substantially all of the Business Assets, it shall require that the purchaser of such assets, as well as any successors of any such purchaser, enters into an express assumption of this Agreement, as if such purchaser or such successor were the original party to this Agreement, and the form of any such assumption agreements shall be reasonably acceptable to Harris. In the event of any such assignments, Align-Rite shall be deemed to have guaranteed the performance of such purchaser's or successor's obligations hereunder and be responsible therefor.

                                   ARTICLE 14
                                     Notices

      14.1 Any notice or any other information required or authorized by this Agreement to be given by any party to the other must be given in writing by U.S. mail, facsimile or overnight courier to the other party at the address for service notified in Section 14.3 or to such other address as any party may notify to the others from time to time in writing as being the address for service.

      14.2 To be a valid and enforceable notice, evidence of receipt by the recipient of such notice shall be required.

      14.3 The addresses and contact numbers of those persons who are authorized to accept service on behalf of the parties to this Agreement are set out below:

            On behalf of Align-Rite and Sub to:

            Mr. James MacDonald
            Mr. Petar Katurich
            Align-Rite International, Inc.
            2428 Ontario Street
            Burbank, California 91504
            USA

            Telephone No:(818)843-7220
            Facsimile No: (818)563-4902

            With a copy to:

            J. Jay Herron, Esq.
            Robert L. Davis, Esq.
            O'Melveny & Myers LLP
            610 Newport Center Drive, Suite 1700
            Newport Beach, California 92660

            Telephone No:(949)760-9600
            Facsimile No: (949)823-6994

            On behalf of Harris to:

            Harris Corporation
            Semiconductor Sector
            Attention:  Gregory L. Williams
            2401 Palm Bay Road N.E.
            Mail Stop 53-198
            Palm Bay, FL 32905

            Telephone No:(407) 729-5756
            Facsimile No: (407) 729-5773

            With a copy to:

            Harris Corporation
            Leslie J. Hart
            Vice President-Counsel
            2401 Palm Bay Road N.E.
            Mail Stop 53-198
            Palm Bay, FL 32905

            Telephone No:(407)729-5395
            Facsimile No: (407)729-5392

            IN WITNESS WHEREOF, this agreement is entered into by duly authorized representatives of the parties hereto on the date first above written.

                                   ALIGN-RIGHT INTERNATIONAL, INC.,
                                   a California corporation

                                   By: /s/ James L. MacDonald
                                       -----------------------------------------
                                       James L. MacDonald
                                       Chairman of the Board and Chief Executive
                                       Officer


                                   ALIGN-RITE, INC.,
                                   a Florida corporation

                                   BY: /s/ James L. MacDonald
                                       -----------------------------------------
                                       James L. MacDonald
                                       Chairman of the Board


                                   HARRIS CORPORATION,
                                   a Delaware corporation

                                   BY: /s/ W.R. Morcum
                                       -----------------------------------------
                                       W.R. Morcom
                                       Vice President-General Manager Operations